Putnam Capital Appreciation Fund
05/31/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:
53A
For the period ended May 31, 2006, Putnam Management has assumed $8,375 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.
72DD1 000s omitted

Class A		 1,482
Class B		     0
Class C		     0

72DD2 000s omitted

Class M		     0
Class R		     0
Class Y		    24

73A1

Class A			0.064
Class B			0
Class C			0
73A2
Class R			0.051
Class Y			0.072

74U1 000s omitted

Class A		 24,989
Class B		  6,196
Class C		    188

74U2 000s omitted

Class M		   710
Class R		     3
Class Y		   332
74V1

Class A		$20.61
Class B		 19.40
Class C		 19.81

74V2
Class M		$19.78
Class R		 20.49
Class Y	      20.63